ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of January 5, 2001, by and among MOUNTAIN RANGE RESTAURANTS, LLC, an Arizona limited liability company ("Buyer"), and PHOENIX RESTAURANT GROUP, INC., a Georgia corporation ("Seller").

     A. Seller conducts the business of the ownership and operation of restaurants, including those 24 Denny's restaurants operated under franchises from Denny's Inc. and/or DFO, Inc., which restaurants are more particularly described on Schedule A to be attached hereto (the "Restaurants").

     B. The principals of Buyer have extensive experience in the management and operation of Denny's restaurants and are intimately familiar with the operation of Denny's restaurants and with the type of assets to be purchased and liabilities to be assumed under this Agreement.

     C. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Restaurants and certain of the assets associated with the Restaurants, on an "as is" basis, and Buyer desires to assume certain obligations associated with the Restaurants, all upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

     SECTION 1. SALE AND PURCHASE

          1.1 ASSETS AND PROPERTIES TO BE SOLD AND PURCHASED. At the Closing (as defined in Section 11), Seller shall sell to Buyer and Buyer shall purchase from Seller, subject to all the terms and conditions of this Agreement, the following assets and properties of Seller with respect to the Restaurants (the "Purchased Assets") free and clear of all personal property leases, liens, claims, and encumbrances, except as set forth in Schedule 4.2 (the "Permitted Exceptions"):

               (a) LEASED PROPERTIES AND IMPROVEMENTS. All of the right, title and interest of Seller in and to the use of the real estate and buildings associated with the Restaurants (the "Leased Properties") and all other improvements, fixtures and structure (collectively, the "Improvements") located on, affixed to and/or appurtenant to the Restaurants or the Leased Properties and are subject to the real property leases (the "Leases") listed on Schedule 1.1(a).

               (b) PERSONAL PROPERTY. All right, title and interest of Seller in and to any and all personal property utilized by Seller in connection with the businesses conducted in the Restaurants, including, but not limited to the (i) mechanical systems, fixtures, and equipment owned or leased by Seller comprising a part of or attached to or located at the Restaurants; (ii) pylons and other signs, silverware, glassware, dishes, and other utensils, tables, chairs, chandeliers, lamps, stained or leaded glass, marble tops, fans, televisions, clocks, carpets, drapes, art work, memorabilia, paintings, posters, graphics, and other furnishings owned by Seller and comprising a part of or attached to or located in the Restaurants including without limitation, any furnishings located in business offices or party rooms; (iii) maintenance equipment and tools owned or leased by Seller and used in connection with the Restaurants; and (iv) stoves, ovens, refrigerators, walk-in cold storage boxes and other kitchen equipment, and other machinery, equipment, fixtures, keys, and personal property of every kind and character owned or leased by Seller and held at the Restaurants and which are presently located in, on or used in connection with the Restaurants or the operations thereof or hereafter acquired in the ordinary course of business (collectively, the "Personal Property").

               (c) FRANCHISE AGREEMENTS. All right, title, and interest of Seller in, to, and under the franchise agreements with respect to the Restaurants between Seller and Denny's, Inc. and/or DFO, Inc. (the "Franchise Agreements") as set forth on Schedule 1.1(c), provided that (i) Seller on the one hand, and Buyer, on the other hand, shall each be responsible for and shall pay the costs and fees of its counsel incurred in connection with the assignment of the Franchise Agreements, and (ii) Seller shall be solely responsible for and shall pay any and all transfer fees to be paid to Denny's, Inc. and/or DFO, Inc. in connection with the assignment of the Franchise Agreements.

               (d) CONTRACTS. Except as provided in Section 1.2, all rights and interests of Seller in, to, and under all agreements and contracts relating to the Restaurants other than the Franchise Agreements, including all management, maintenance, supply or service contracts, or any other contracts, arrangements or agreements affecting the Restaurants, the Personal Property, the Leased Properties or the Improvements pursuant to which equipment, goods, services, supplies or any other items whatsoever are furnished and/or are to be furnished in connection with the Restaurants, or the repair, maintenance or operation thereof, and all warranties relating to the Restaurants, the Personal Property, the Leased Properties, or the Improvements, together with all other representations, contract rights, and transferable intangible property, miscellaneous rights, benefits or privileges of any kind or character with respect to the Restaurants (collectively, the "Contracts"), including, but not limited to, those set forth on Schedule 1.1(d); provided, however, that Buyer shall not be obligated to assume or perform any obligation or liability of Seller pursuant to any Contract or agreement except as specifically provided in Section 2 or pursuant to the Lease Assignments/Subleases (as defined in Section 9.3).

               (e) INVENTORY. All inventory located at the Restaurants, including, without limitation, all food items, food preparation items, and guest checks, and replacements of inventory or consumables used in the ordinary course of business, including inventories of food, beverages, spirits, china, silver, glassware, paper goods, food preparation items, uniforms, guest checks, and other inventory and supplies in such quality and levels reasonably commensurate with levels as customarily maintained by Seller.

               (f) COMPUTER SOFTWARE AND HARDWARE. All point-of-sale computer software and all hardware located at the Restaurants and owned, leased or licensed by or to Seller and used by Seller in connection with the operation of the Restaurants that is not otherwise prohibited from transfer by contract between Seller and the owner or licensee thereof.

               (g) TELEPHONE NUMBERS. All of Seller's telephone and facsimile numbers presently used in connection with the operation of the Restaurants.


                                    2

               (h) ANCILLARY ASSETS. All permits, licenses, equipment warranties, certificates of occupancy, governmental approvals, site plans, surveys, plans and specifications, marketing materials and floor plans in the possession of Seller that specifically and only relate to the Restaurants, the Leased Properties, the Improvements or the Personal Property, to the extent transferable (the "Ancillary Assets").

               (i) DOCUMENTS. Copies of all information and documentation in Seller's possession regarding the Restaurants, including, but not limited to, the Leases, surveys, tax assessment records, engineering plans and specifications, as-built drawings, development plans, plats, site plans, zoning materials, and combinations to all locks on or in the Restaurants (collectively, the "Documents").

               (j) BOOKS AND RECORDS. All of Seller's books, records (including those relating to financial matters involving the Purchased Assets, the Restaurants, and the employees at the Restaurants), correspondence and files pertaining to the ownership, management, and/or operation of the Restaurants or to the Purchased Assets, but excluding Seller's corporate minute books and stock books and records and any confidential or proprietary information regarding Seller's business and not directly related to ownership and operation of the Restaurants.

               (k) PETTY CASH. Petty cash at each Restaurant that will be an amount of $1,000.00 at 3:00 p.m. local time on the Closing Date (the "Petty Cash").

               (l) GOODWILL. All of Seller's goodwill that relates to the Restaurants.

          1.2 ASSETS AND PROPERTIES NOT TO BE PURCHASED AND SOLD.
Notwithstanding anything to the contrary contained in this Agreement, there is excluded from the Purchased Assets to be transferred pursuant to this Agreement the following:

               (a) Except for Petty Cash in the amount of $1,000 at each Restaurant location at 3:00 p.m. local time on the Closing Date, all cash, bank accounts, notes receivable, loans receivable, certificates of deposit, investment securities, credit card accounts receivable from sales generated from the Restaurants prior to 3:00 p.m. local time on the Closing Date, deposits and prepaid expenses (including utility deposits), and allowances or credits due from vendors, suppliers, or service providers accrued prior to 3:00 p.m. local time on the Closing Date.

               (b) Except as set forth in Section 13.3 to this Agreement, the Vending Commissions (as defined in Section 13.3).

               (c) All insurance policies, including, but not limited to, real property insurance, liability insurance, and workmen's compensation insurance, held by Seller.

               (d) Any corporate records, trademarks, service marks, trade names and copyrights and other intellectual property rights not explicitly transferred pursuant to Section 1.1 of this Agreement.


                                      3

               (e) Any escrow and impound accounts for real estate and personal property taxes relating to the Restaurants.

               (f) Subject to Section 4.2, any other assets or properties of Seller used in or with respect to Seller's business that are not explicitly to be transferred to Buyer pursuant to Section 1.1 of this Agreement.

     SECTION 2. LIABILITIES

          2.1 LIABILITIES TO REMAIN WITH SELLER. Seller shall be responsible for and shall promptly pay or satisfy all liabilities, obligations, or accruals relating to the operation of the Restaurants or the ownership of the Purchased Assets that have not been expressly assumed by the Buyer, whether such liabilities, obligations or accruals are known or discovered prior to or after the Closing Date.

          2.2 LIABILITIES TO BE ASSUMED BY BUYER. Upon the conveyance, transfer and assignment of the Purchased Assets to Buyer in accordance with this Agreement, Buyer shall assume, and shall thereafter pay or satisfy, as they become due, all non-delinquent liabilities, obligations, or accruals first arising and relating to the operation of the Restaurants in the ordinary course of business or the ownership of the Purchased Assets after 3:00 p.m. local time on the Closing Date (the "Assumed Liabilities") pursuant to the terms and provisions of the Franchise Agreements, the Contracts and the Lease Assignments/Subleases; provided that the Franchise Agreements and Contracts have been validly assigned to Buyer.

          In addition, Buyer shall assume (a) Seller's liability arising after the Closing Date with respect to the capitalized leases described on
Schedule 2.2 for the Tremonton, Utah Restaurant (Unit 6710) and Pavilions-Scottsdale, Arizona Restaurant (Unit 6348) (collectively, the "Capitalized Leases"), and (b) up to $8.6 million of the Seller's debt secured by the Restaurants to CNL American Properties Fund and/or its affiliates. (the "CNL Debt").

          Buyer shall not deemed by anything contained herein to have assumed: (a) any obligation or liability of Seller arising from any tort claims made by a third party arising from actions or failures to act by the Seller or otherwise relating to the Restaurant prior to the Closing; or (b) any obligation or liability of Seller relating to employees or independent contractors accruing on or prior to the Closing Date, including, but not limited to, accrued salaries, other compensation or benefits, severance payments, accrued vacations, pensions, retirement plans, distributions or bonuses accruing on or prior to 3:00 p.m. on the Closing Date; it being understood that, at or prior to the Closing, any employment agreements between Seller and any employees relating to the operation of the Restaurants will be terminated on or before the Closing Date and none of the same will prevent any of such employees from becoming employees of Buyer after the Closing; it being further understood that Seller shall fulfill any obligations relating to employees for accrued vacations within five days after the Closing Date.

          2.3 ALLOCATIONS. At the Closing Date and/or within a reasonable period of time after the Closing Date, as the case may be, and effective as of 3:00 p.m. local time on the Closing Date, to the extent not otherwise provided for by any other provision of this Agreement, Buyer and Seller shall allocate any obligations or liabilities relating to the Restaurants (such as


                                      4

equipment and other operating lease payments, real estate and personal property tax payments, and the like) consistent with the terms of this Agreement.

     SECTION 3. PURCHASE PRICE.

          3.1 AMOUNT AND PAYMENT. As full and complete payment for the Purchased Assets, Buyer shall pay Seller the aggregate sum of Twenty Million Eight Hundred Fifty Seven Thousand Two Hundred Seventy Five Dollars ($20,857,275.00) (the "Purchase Price"), payable by Buyer at the Closing, by Buyer delivering to Seller cash (via wire transfer) in the amount of Twenty Million Eight Hundred Fifty Seven Thousand, Two Hundred Seventy Five Dollars ($20,857,275.00), less (a) the unamortized balance of the Capitalized Leases (estimated to be $900,000) as of the Closing, (b) the amount of the CNL Debt (of up to $8.6 million) as of the Closing, and (c) the principal amount of a subordinated promissory note and warrant (the "Subordinated Note and Warrant") from the Buyer to the Seller substantially in the form attached hereto as Exhibit A.

          3.2 ALLOCATION OF PURCHASE PRICE. Buyer and Seller agree that the total Purchase Price (including liabilities assumed) shall be allocated as set forth in Schedule 3.2 to be attached hereto, and Buyer and Seller agree that the allocation set forth in Schedule 3.2 has been made in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended, and any applicable Treasury Regulations promulgated thereunder. Buyer and Seller, each at its own expense, also agree to file appropriate forms with the Internal Revenue Service setting forth the information required to be furnished to the Internal Revenue Service by Section 1060 and the applicable Treasury Regulations thereunder in a manner that is consistent with Schedule 3.2.

     SECTION 4. SELLER'S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants as follows:

          4.1 CORPORATE STATUS AND AUTHORITY. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, has the requisite corporate power and authority to own, operate and lease its assets and properties with respect to the Restaurants and to carry on its business with respect to the Restaurants as now being conducted in all jurisdictions in which the Restaurants are located. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof have been validly authorized by all necessary corporate action of Seller and this Agreement constitutes the valid, legal and binding obligation of Seller enforceable in accordance with its terms.

          4.2 OWNERSHIP OF ASSETS AND PROPERTIES. Seller has good and marketable title to all of the Purchased Assets. Except as set forth in
Schedule 4.2 to be attached hereto, all of the Purchased Assets are owned (or will be owned as of the Closing Date) by Seller, and will be transferred by Seller to Buyer, free and clear of all liens, mortgages, pledges, security interests, personal property leases, restrictions, prior assignments, encumbrances and claims. The Purchased Assets constitute all of the assets used by Seller in the ownership, operation and maintenance of the Restaurants.


                                      5

          4.3 CONDITION OF ASSETS AND PROPERTIES.  Except as set forth in
Schedule 4.3 to be attached hereto, the buildings, equipment, fixtures, furniture, furnishings, office equipment and all other tangible personal assets and properties of Seller (including the Leased Properties, the Improvements, and the Personal Property) presently used in, or necessary to the operation of, the Restaurants, are in operating condition and the Restaurants are operable as a going business.

          4.4 LEASES, CONTRACTS, AGREEMENTS AND OTHER COMMITMENTS. Except as listed on Schedule 4.4, all leases, contracts, agreements and other obligations (including the Leases, Franchise Agreement, Contracts and Documents) with respect to the Restaurants to which Seller is a party or by which Seller is bound are valid, binding and enforceable in accordance with their terms, subject only to applicable bankruptcy, insolvency, or similar laws of general application, and Seller is not in default or in arrears any such lease, contract, agreement or other obligation.

          4.5 COMPLIANCE WITH LAW AND OTHER REGULATIONS. Except as set forth in Schedule 4.5, Seller has operated the Restaurants in material compliance with all requirements (including, to Seller's knowledge, those relating to environmental matters) of federal, state and local law, and all requirements of all governmental bodies and agencies having jurisdiction over it with respect to the Restaurants, the operation of the Restaurants, the use of the Purchased Assets, and all premises occupied by Seller with respect to the Restaurants.

          4.6 LIABILITIES. Seller does not have any obligations or liabilities with respect to the Purchased Assets or the Restaurants, whether related to tax or non-tax matters, known or unknown, matured or unmatured, liquidated or unliquidated, fixed or contingent, or otherwise, except and to the extent disclosed in this Agreement or any schedule or exhibit hereto other than obligations or liabilities incurred in the ordinary course of its business or otherwise disclosed to the extent required by this Agreement.

          4.7 AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS AFFECTING SELLER. Except as set forth in Schedule 4.7, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof, will not violate any provision of, or result in the breach of any term or provision of, or result in the termination or modification of, or constitute a default under, or conflict with, or cause the acceleration of any obligation under, or permit any party to modify or terminate, the articles of incorporation or bylaws of Seller, or any loan agreement, note, debenture, indenture, mortgage, deed of trust, lease, contract, agreement or other obligation of any description (including any Lease, Contract, and Document) to which Seller is bound, or any judgment, decree, order, or award of any court, governmental body, or arbitrator or any applicable law, rule or regulation.

          4.8 LITIGATION. Except as set forth in Schedule 4.9, there is no legal action, suit, arbitration, or other legal, administrative, or governmental investigation, inquiry, or proceeding (whether federal, state, local or foreign) pending or, to Seller's knowledge, threatened against Seller with respect to the Restaurants or the assets being transferred pursuant to this Agreement.

          4.9 STATEMENTS AND OTHER DOCUMENTS NOT MISLEADING. Neither this Agreement, nor any schedule or exhibit hereto, contains any untrue statement of material fact with respect to Seller or the Restaurants or omits to state a material fact with respect to Seller or


                                     6

the Restaurants required to be stated in order to make such statement, document or other instrument not materially misleading.

     SECTION 5. BUYER'S REPRESENTATIONS, WARRANTIES, AND AGREEMENTS. Buyer represents, warrants, and agrees as follows:

          5.1 ENTITY STATUS AND AUTHORITY. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona, has the requisite limited liability company power and authority to own, operate, and lease the Restaurants and the Purchased Assets, subject to assignment of the Franchise Agreements, Contracts and execution and delivery of the Lease Assignments/Subleases, and is duly qualified to conduct the business of operating the Restaurants in all jurisdictions in which the Restaurants are located. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been validly authorized by all appropriate action of Buyer, and this Agreement constitutes the valid and binding obligation of Buyer enforceable in accordance with its terms.

          5.2 KNOWLEDGE REGARDING THE BUSINESS. Buyer hereby acknowledges that its principals Robert Gentz and William Cox (individually and collectively, the "Principals") have extensive experience in the management and operation of Denny's restaurants and have been responsible for the operations of the Restaurants. Principals are therefore familiar with the operation of the Restaurants and with the type of assets to be purchased and liabilities to be assumed under this Agreement, and that as a result Buyer possesses sufficient knowledge of and information pertaining to the Restaurants to enable it to make an informed decision regarding the purchase of the Purchased Assets and assumption of the Assumed Liabilities pursuant to this Agreement.

          5.3 CONDITION OF ASSETS. Seller has provided Buyer with copies of all contracts and other agreements with respect to the Purchased Assets and access to or copies of all personal property leases, books and records, financial information, and all other information regarding the Restaurants that Buyer believes is necessary to enable it to review the financial condition, assets, liabilities, and results of operations of the Restaurants. Buyer acknowledges and agrees that (a) Buyer has reviewed the financial condition, assets, liabilities and results of operations pertaining to the operations of the Restaurants, (b) Buyer has reviewed all materials and information reasonably requested by Buyer and provided by Seller with respect to the Restaurants; and (c) Buyer has conducted its own independent physical examination and inspection of the Restaurants and the Purchased Assets (including a review of the books, Contracts, documents, and records related to the operation of the Restaurants provided by Seller or to which Seller provided access) and made its own independent determination of the value thereof. BUYER UNDERSTANDS THAT, EXCEPT TO THE EXTENT EXPLICITLY SET FORTH HEREIN, (A) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PURCHASED ASSETS, INCLUDING, WITHOUT LIMITATION, THEIR MERCHANTABILITY OR THEIR FITNESS FOR ANY PARTICULAR PURPOSE, AND (B) THE PURCHASED ASSETS ARE BEING SOLD ON AN "AS IS, WHERE IS" BASIS.


                                     7

          5.4 FINANCIAL CAPACITY. Buyer has the financial capacity to consummate the transactions contemplated herein.

          5.5 AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof, will not violate any provision of the articles of organization and operating agreement of Buyer nor will they result in the breach of any term or provision of, or constitute a default under, or conflict with, or cause the acceleration of any obligation under, any loan agreement, note, debenture, indenture, mortgage, deed of trust, lease, contract, agreement or other obligation of any description to which Buyer is a party or by which it is bound, or any judgment, decree, order, or award of any court, governmental body or arbitrator, or any applicable law, rule or regulation.

          5.6 STATEMENTS AND OTHER DOCUMENTS NOT MISLEADING. Neither this Agreement, nor any schedule or exhibit hereto, contains any untrue statement of material fact with respect to Buyer or omits to state a material fact with respect to Buyer required to be stated in order to make such statement, document or other instrument not materially misleading.

     SECTION 6. CONTINUATION AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on and as of that date, except as expressly provided otherwise in this Agreement. All such representations and warranties shall survive the consummation of the transactions contemplated by this Agreement.

     SECTION 7. SELLER'S COVENANTS

          7.1 OPERATION OF THE RESTAURANTS PRIOR TO THE CLOSING DATE. Between the date of this Agreement and the Closing Date, Seller shall:

               (a) Operate the Restaurants only in the regular, ordinary, and usual course and manner of Seller's general business practices;

               (b) Maintain its existing insurance (or similar coverage) covering the Purchased Assets and maintain its liability insurance coverage with respect to the Restaurants and the operations conducted therein;

               (c) Maintain supplies, inventory and consumables at levels reasonably commensurate with the levels customarily maintained by Seller in its ordinary course of business. d. Maintain, replace when required to continue the regular operations of the Restaurants, and keep in repair and regular working order, except for ordinary wear and tear, the Personal Property included in the Purchased Assets;

               (d) Use its commercially reasonable best efforts to keep available the services of its current employees at each of the Restaurants;


                                      8

               (e) Use its commercially reasonable best efforts to maintain and preserve the good will of the suppliers, customers, employees, and others having business relations with the Restaurants;

               (f) Use its commercially reasonable best efforts to cooperate with Buyer to obtain the consent and estoppel of the lessors of the Restaurants, their ground lessors, or fee lenders, if applicable, including non-disturbance agreements from such lessors' lenders, to the extent such consents, estoppels, or non-disturbance agreements may be required in connection with the Lease Assignments/Subleases or requested by Buyer or Buyer's lender; and

               (g) Materially comply with all of its agreements, licenses, permits and authorizations.

          7.2 ACCESS TO BOOKS, RECORDS, AND RESTAURANTS. Within five business days after the date hereof, Seller shall deliver to Buyer all Schedules required to be delivered under this Agreement

          7.3 PROHIBITED TRANSACTIONS PRIOR TO THE CLOSING DATE. Between the date of this Agreement and the Closing Date or the earlier termination of this Agreement pursuant to Section 17, Seller shall not, directly or indirectly, contract, initiate, enter into, or conduct any discussions or negotiations, or enter into any agreements, whether written or oral, with any person or entity other than Buyer with respect to the sale or lease of any of the Purchased Assets.

          7.4 NOTIFICATION TO DENNY'S FRANCHISOR. Promptly after the execution and delivery of this Agreement, Seller shall provide a copy of this Agreement to Denny's Inc. and/or DFO, Inc., as franchisors of the Restaurants, and seek waivers from those entities' of their rights of first refusal under the Franchise Agreements and consent to the assignment of the Franchise Agreements to Buyer or the execution of new franchise agreements between Denny's, Inc. and/or DFO, Inc., as franchisor, and the Buyer as franchisee.

          7.5 CASUALTY LOSS. If one or more of the Restaurants is damaged prior to Closing, then either (a) if such damage is $50,000 or less, then at Seller's option, Seller shall either repair such damage or assign to Buyer the insurance proceeds due to Seller to repair such damage plus an amount equal to any applicable deductible, or (b) if such damage exceeds $50,000, Buyer and Seller shall use their commercially best efforts to determine the manner of repairs and mode of payment for such repairs. If Buyer and Seller do not agree on such manner of repairs and mode of payment or Buyer's lender does not consent to Buyer's acquisition of damaged property, such damaged Restaurant shall not be purchased by Buyer pursuant to this Agreement and the Purchase Price for the Purchased Assets shall be reduced by an amount that is equal to five times the net cash flow from such damaged Restaurant for the trailing 12 month period ended August 31, 1999.

          7.6 INABILITY TO SELL RESTAURANT(S). If the Seller is unable to sell one or more Restaurants to the Buyer in accordance with the terms of this Agreement, such Restaurant shall not be purchased by Buyer pursuant to this Agreement and the Purchase Price for the Purchased Assets shall be reduced by an amount that is equal to five times the net cash flow from such Restaurants for the one year period ended August 31, 1999.


                                     9

     SECTION 8. BUYER'S COVENANTS

          8.1 LENDER COMMITMENTS. Buyer shall deliver to Seller a copy of the proposed lender's approval of the proposed financing.

          8.2 APPROVAL OF DENNY'S FRANCHISORS. Buyer shall seek from Denny's, Inc. and/or DFO, Inc. approval of the assignment of the Franchise Agreements to Buyer. Buyer shall promptly provide to Seller copies of any and all correspondence, agreements, and documents received from or provided by Buyer to Denny's Inc., DFO, Inc. or their affiliates relating to the transactions contemplated by this Agreement.

     SECTION 9. BUYER'S CONDITIONS PRECENT TO THE CLOSING. The obligations of Buyer hereunder and its obligations to consummate the Closing provided for herein shall be subject to the following conditions precedent, any one or more of which may be waived in writing by Buyer:

          9.1 COMPLIANCE WITH AGREEMENTS AND COVENANTS. Seller shall have performed and complied with each of its agreements, covenants, and obligations to be performed on or prior to the Closing Date, except those calling for performance after the Closing Date.

          9.2 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at the Closing Date, with the same force and effect as if made on and as of that date.

          9.3 REAL ESTATE MATTERS. At the Closing, Buyer and Seller shall have entered into a Lease Assignment in the form attached hereto as Exhibit B with respect to each Leased Property set forth on Schedule 9.3.A (the "Lease Assignment") and a Sublease in the form attached hereto as Exhibit C with respect to each Leased Property set forth on Schedule 9.3.B (the "Sublease") (the Lease Assignment and Sublease collectively, the "Lease Assignment/Sublease). Each Assignment shall include a full release of Seller from all obligations and liability under the related Lease. Each Sublease shall be substantially the same as the terms of the related Lease. To the extent required by the Leases or reasonably requested by Buyer or Buyer's lender, Seller shall have obtained landlord consents with respect to each Lease Assignment/Sublease. To the extent reasonably required by or requested by Buyer or Buyer's lender, Seller shall have obtained landlord estoppel certificates in connection with the transactions contemplated by the Lease Assignments/Subleases.

          9.4 BUYER FINANCING. Buyer shall have obtained all third party financing necessary in order to consummate the transactions contemplated by this Agreement.

          9.5 ENTITY APPROVALS. All necessary limited liability company action on the part of the members and managers of Buyer adopting this Agreement and approving the transactions contemplated hereby shall have been taken.

          9.6 CONSENTS AND APPROVALS. Buyer shall have obtained all necessary consents and approvals from its lenders or creditors whose consent or approval is necessary to the performance by Buyer of the transactions contemplated by this Agreement. To the extent


                                     10

required under the Franchise Agreements, Denny's, Inc. and/or DFO, Inc. shall have approved the transactions contemplated hereby, including the transfer of the Franchise Agreements to Buyer, and shall have waived their right of first refusal under the Franchise Agreements. Seller and Buyer shall use their respective best efforts to obtain such approval and waiver of the rights of first refusal from Denny's, Inc. and/or DFO, Inc. Seller shall have obtained the consents of any owners of any of the Personal Property that are leased to Seller to the assignment of such leases to Buyer and the release of Seller from any liabilities or obligations thereunder except the liabilities Seller has agreed to pay as provided in this Agreement. All consents, approvals, orders and authorizations of any governmental authorities required in connection with the completion of the transactions contemplated by this Agreement shall have been obtained on or before the Closing Date. Buyer shall cooperate in obtaining any such consents. Seller shall pay all costs and expenses associated with the assignment of any such leases of Purchased Assets.

          9.7 PROCEEDINGS AND INSTRUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents, schedules, and exhibits hereto and thereto shall be reasonably satisfactory in form and substance to Buyer and Buyer's counsel. At or prior to the Closing, Seller shall have made available to Buyer for examination the originals or true and correct copies of all documents that Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

          9.8 LITIGATION. No investigation, suit, action, or other proceeding shall be threatened or pending before any court or governmental agency that seeks restraint, prohibition, damages, or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

          9.9 DELIVERY OF DOCUMENTS. All agreements and documents required to be delivered at the Closing by Seller under Section 11.1 shall have been delivered or tendered at the Closing.

          9.10 PAYOFF OF DFO NOTE, ETC. On or prior to the Closing, the Seller shall either (a) pay in full the entire balance of its Note to DFO Inc. dated May 27, 1999, in the original amount of $1,747,498.05 (the "DFO Note"), and shall deliver to Buyer evidence of the satisfaction of the DFO Note, or (b) provide Buyer with Denny's written agreement to release any encumbrance on the Restaurants with respect to the DFO Note.

     SECTION 10. SELLER'S CONDITIONS PRECEDENT TO THE CLOSING. The obligations of Seller hereunder and its obligations to consummate the Closing provided for herein shall be subject to the following conditions precedent, any one or more of which may be waived in writing by Seller:

          10.1 COMPLIANCE WITH AGREEMENTS AND COVENANTS. Buyer shall have performed and complied with each of its agreements, covenants and obligations to be performed hereunder on or prior to the Closing Date, except those calling for performance after the Closing Date.


                                        11

          10.2 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects at the Closing Date, with the same force and effect as if made on and as of that date.

          10.3 BUYER FINANCING. Buyer shall have delivered to Seller a copy of the commitment of Buyer's lender of the proposed financing for the transactions contemplated by this Agreement.

          10.4 CORPORATE APPROVALS. All necessary corporate action on the part of the directors of Seller adopting this Agreement and approving the transactions contemplated hereby shall have been taken.

          10.5 CONSENTS AND APPROVALS. Seller shall have obtained all necessary consents and approvals from any of Seller's lenders or creditors whose consent or approval is necessary to the performance by Seller of the transactions under this Agreement. To the extent required under the Franchise Agreements, Denny's, Inc. and/or DFO, Inc. shall have approved the transactions contemplated hereby, including the transfer of the Franchise Agreements to Buyer, and shall have waived their right of first refusal under the Franchise Agreements. Seller and Buyer shall use their respective best efforts to obtain such approval and waiver of the rights of first refusal from Denny's, Inc. and/or DFO, Inc. Seller shall have obtained such landlord consents as may be required in connection with the Lease Assignments/Subleases and the consummation of the other transactions contemplated by this Agreement, provided that Buyer has cooperated with Seller in obtaining such consents. Seller shall have obtained the consents of any owners of any of the Purchased Assets that are leased to Seller to the assignment of such personal property leases to Buyer and the release of Seller from any liabilities or obligations thereunder except the liabilities Seller has agreed to pay as provided in this Agreement. Buyer shall cooperate in obtaining any such consents.

          10.6 PROCEEDINGS AND INSTRUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents, schedules, and exhibits hereto and thereto shall be reasonably satisfactory in form and substance to Seller and Seller's counsel. At or prior to the Closing, Buyer shall have made available to Seller for examination the originals or true and correct copies of all documents that Seller may reasonably request in connection with the transactions contemplated by this Agreement.

          10.7 LITIGATION. No investigation, suit, action, or other proceeding shall be threatened or pending before any court or governmental agency that seeks restraint, prohibition, damages, or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

          10.8 DELIVERY OF DOCUMENTS. All documents required to be delivered by Buyer at the Closing under Section 11.2 shall have been delivered or shall be tendered at the Closing.

     SECTION 11. THE CLOSING. The closing under this Agreement (the "Closing") shall take place at the offices of the title company issuing the lender's policy with respect to the Closing,


                                    12

no later than 5:00 p.m., local time, on January 22, 2001 (subject to the right of either Buyer, on the one hand, or Seller, on the other hand, if it has satisfied all of its conditions precedent to the Closing, to extend the Closing until January 29, 2001 in the event that the other party has not satisfied all of its conditions precedent to the Closing), or at such other date, time and place as may be agreed upon by Seller and Buyer (the "Closing Date").

          11.1 DELIVERIES BY SELLER.  At the Closing, Seller shall deliver:

               (a) Such deeds, bills of sale, instruments of assignment, and other instruments and documents as may be necessary to convey to Buyer title to all the applicable assets and properties to be transferred hereunder, including a Bill of Sale, Assignment and Assumption Agreement (the "Bill of Sale") and Assignment of Franchise Agreements (the "Franchise Assignments") in such form as shall be mutually agreed upon by Seller and Buyer prior to the Closing Date, and subject only to the Permitted Exceptions.

               (b) The Lease Assignments/Subleases.

               (c) The certificate of the Secretary of Seller certifying to the resolutions constituting all necessary corporate action by the board of directors of Seller to authorize or ratify the consummation of the transactions provided for herein.

               (d) The certificate of Seller that all representations and warranties of Seller contained in this Agreement are true and correct in all material respects at the Closing Date.

               (e) An opinion of counsel of Greenberg Traurig, LLP, as counsel for Seller, to the effect as set forth in Exhibit D attached hereto.

               (f) Copies of all consents or approvals that Seller is responsible for obtaining under this Agreement.

               (g) All certificates and other documents delivered by Seller shall be in form reasonably satisfactory to Buyer, Buyer's lender, and counsel for Buyer.

               (h) Documents satisfying the requirements of Section 9.10.

          11.2 DELIVERIES BY BUYER.  At the Closing, Buyer shall deliver:

               (a) The Purchase Price.

               (b) The Subordinated Note and Warrant.

               (c) The Lease Assignments/Subleases.

               (d) The Bill of Sale and Franchise Assignments.


                                     13

               (e) The Certificate of Buyer's manager certifying to the resolutions constituting all necessary action by the members and managers of Buyer to authorize the consummation of the transactions provided for herein.

               (f) The Certificate of Buyer that all representations and warranties of Buyer contained in this Agreement are true and correct in all material respects at the Closing Date.

               (g) A Certificate of Existence (or Qualification) from the State of Arizona and of each other state in which the Restaurants are located where Buyer is required to be qualified, each such certificate dated within five days prior to the Closing, or other evidence of such qualification that shall be satisfactory to Seller in its reasonable discretion.

               (h) An opinion of Squire, Sanders & Dempsey L.L.P., or other counsel for Buyer qualified to practice in the jurisdiction in which the Purchased Assets are located, to the effect as set forth on Exhibit D attached hereto.

               (i) Copies of all consents or approvals that Buyer is responsible for obtaining under this Agreement.

               (j) All certificates and other documents delivered by Buyer shall be in form reasonably satisfactory to Seller and counsel for Seller.

     SECTION 12. EMPLOYEES. Simultaneously with or immediately following the Closing, Seller shall terminate all employees employed at the Restaurants by Seller, excluding any employees whose employment responsibilities extend to restaurants owned or operated by Seller other than the Restaurants. Buyer shall offer employment to all employees employed at the Restaurants by Seller as of the Closing (except that Buyer shall have the option to offer employment to, but shall not be required to offer employment to, the District Managers whose employment responsibilities extend to the Restaurants) identified to Buyer as such by Seller prior to the Closing (the "Continuing Employees"); provided, however, that nothing in this Agreement or otherwise shall (i) limit in any way the right of Buyer to change the rate of pay or salary or benefits of any Continuing Employee, or to assume any of Seller's liabilities with respect to such Continuing Employees for vacation, or such pay, bonuses or the like, or (ii) prevent Buyer from terminating the employment of any Continuing Employee after the Closing Date. Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against any liabilities, claims, losses, fines or liabilities with respect to, and against the claims of any persons alleging violations of any pension, retirement, profit sharing, compensation, fringe benefit, health or other insurance, or any other employee benefit plans, including any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, arising with respect to such persons' employment at the Restaurants on or before 3:00 p.m. local time on the Closing Date, and no facts or circumstances exist that would cause Buyer to be liable to any person in connection with any such plans of Seller.

     SECTION 13. POST-CLOSING COVENANTS.


                                      14

          13.1 BULK TRANSFER. Seller and Buyer hereby acknowledge and agree that, to expedite the closing of the transactions pursuant to this Agreement, Buyer shall be under no obligation to comply with any applicable "Bulk Transfer" provisions of each jurisdiction in which the Restaurants are located. Seller shall pay all of its liabilities, including all accounts payable, in accordance with the terms of Section 2 hereof, and Seller shall indemnify and hold harmless Buyer, upon demand, from and against any and all liability incurred by Buyer by reason of Seller's failure to pay any accounts payable or by reason of the failure of Buyer to comply with the requirements of such Bulk Transfer provisions. Seller acknowledges that the covenants made in this Section 13.1 have been made with the express purpose of inducing Buyer to waive compliance with such Bulk Transfer provisions. The provisions of this Section 13.1 shall survive for the duration of the statute of limitations provisions of the "Bulk Transfer" provisions of the respective jurisdictions in which the Restaurants are located.

          13.2 FURTHER ASSURANCES; TRANSFER OF OBLIGATIONS AND LIABILITIES. Seller and Buyer shall execute and deliver all such other instruments and take all such other action as any party may reasonably request from time to time, before or after the Closing, in order to effectuate the transactions provided for herein. The parties shall cooperate with each other and with their respective counsel and accountants in connection with any steps to be taken as a part of their respective obligations under this Agreement, including the preparation of financial statements. Buyer and Seller shall use their respective best efforts to obtain any approvals or consents of third parties that may be required in order to consummate the transactions contemplated by this Agreement. Within 14 days after the Closing Date, Buyer shall have made such arrangements as may be necessary to transfer any obligations or liabilities relating to the Restaurants (other than the Franchise Agreements and Leases) that Buyer has agreed to assume hereunder, including, but not limited to, telephone bills and utility charges. After the Closing, Seller shall cooperate with Buyer to permit Buyer to enjoy Seller's rating and benefits under the workman's compensation laws and unemployment compensation laws of applicable jurisdictions, to the extent permitted by such laws. Nothing herein shall be deemed a waiver by Buyer of its right to receive at the Closing an effective assignment of each of the Contracts, commitments or rights of Seller as otherwise set forth in this Agreement.

          13.3 ASSIGNMENT OF VENDING COMMISSIONS. Seller has represented to Buyer that Seller is a party to certain agreements (the "Vending Contracts") under which the other parties to those agreements (the "Vendors") have installed coin-operated amusement equipment (the "Equipment") at the Restaurants. Seller represents and warrants to Buyer that, under the Vending Contracts, (i) the Vendors are obligated to pay to Seller commissions (the "Vending Commissions") based upon a percentage of monthly net revenue from the Equipment, and (ii) the Vendors have advanced monies to Seller against future Vending Commissions to be earned from the Equipment. Seller further represents and warrants to Buyer that Seller will not assign its rights to the Vending Commissions or terminate the Vending Contracts with respect to the Equipment at any Restaurant until such Equipment generates Vending Commissions at least equal to $10,000 at each Restaurant (the "Break Even Amount") since the signing of the applicable Vending Contract. Based upon the foregoing, the parties agree as follows:

               (a) Seller shall retain the right to receive all Vending Commissions from Equipment located at each of the Restaurants (on an individual Restaurant basis) until the earlier


                                    15

to occur of (i) the date on which the Vending Commissions at such Restaurant (for the entire period of the applicable Vending Contract) equals the Break Even Amount or (ii) the date on which Buyer pays the applicable Vendor the amount necessary to reach the Break Even Amount for such Restaurant, but in no event later than the termination date of the applicable Vending Contract (the later of such dates is hereinafter referred to as the "Transition Date"), after which date Seller shall either (A) assign to Buyer its rights to receive the Vending Commissions from the Equipment located at such Restaurant or (B) terminate the Vending Contract with respect to the Equipment at such Restaurant. Seller shall provide Buyer with reports of Vending Commissions received on a monthly basis within five days of Seller's receipt of such reports from the Vendors.

               (b) As soon as practicable after the Transition Date for the Equipment at any given Restaurant, at the option of Buyer, Seller shall either (i) assign to Buyer its rights to the Vending Commissions for such Equipment, or (ii) terminate the Vending Contract with respect to the Equipment at such Restaurant.

               (c) Until the Transition Date, Buyer hereby agrees to provide
(i) suitable and adequate floor space, customer access, and utilities to and for the Equipment at each of the Restaurants, and (ii) reasonable access to the Vendors to service, maintain, and restock the Equipment at each of the Restaurants, in each case as though Buyer, and not Sellers, were parties to each of the Vending Contracts.

          13.4 EMPLOYMENT OBLIGATIONS. Seller shall be responsible for all obligations and liabilities of Seller with respect to any employees employed at the Restaurants arising prior to the Closing Date, including, but not limited to, all obligations for salaries, vacation and holiday pay, severance payments, bonuses, retirement benefits, welfare benefits, and other forms of compensation, benefits or other payments or liabilities of Seller arising under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1986.

     SECTION 14. INDEMNIFICATION.

          14.1 INDEMNIFICATION BY SELLER. If, at any time hereafter, it is determined that any representation, warranty or covenant of Seller contained in this Agreement or in any schedule, exhibit or document delivered pursuant hereto was materially incomplete, incorrect or untrue, or that Seller breached any representation, warranty, covenant or agreement contained in this Agreement and in either case neither Buyer nor Principals had any knowledge as of the Closing Date that such representation, warranty or covenant was incomplete, incorrect or untrue in any respect or that such covenants or agreements had been or would be breached , Seller shall promptly pay Buyer the amount of the loss, expense or damage suffered or incurred by Buyer that would not have been suffered or incurred if those representations, warranties, covenants or agreements had not been breached. Seller shall also indemnify and hold Buyer and its members, managers, employees, agents and representatives harmless for, from and against all liabilities, suits, actions, proceedings, claims, demands, losses, damages, fees, costs, taxes, penalties and expenses (including, but not limited to, reasonable attorneys' and accountants' fees) caused by, arising out of or otherwise related to the ownership of the Purchased Assets and the operation of the Restaurants prior to the Closing Date.


                                      16

          14.2 INDEMNIFICATION BY BUYER. If, at any time hereafter, it is determined that any representation, warranty or covenant of Buyer contained in this Agreement or in any certificate, schedule, exhibit or document delivered pursuant hereto was materially incomplete, incorrect or untrue, or that Buyer breached any representation, warranty, covenant or agreement contained in this Agreement, Buyer shall promptly pay Seller the amount of the loss, expense or damage suffered or incurred by Seller that would not have been suffered or incurred if those representations, warranties, covenants or agreements had not been breached. Buyer shall also indemnify and hold Seller, and its employees, agents, and representatives harmless for, from and against all liabilities, suits, actions, proceedings, claims, demands, losses, damages, fees, costs, taxes, penalties and expenses (including, but not limited to, reasonable attorneys' and accountants' fees) that first arise and are caused by or otherwise related to the ownership of the Purchased Assets and operation of the Restaurants subsequent to the Closing Date.

          14.3 CERTAIN LIMITATIONS. The rights of indemnification provided for under this Section 14 are intended to be and shall constitute the sole and exclusive remedy of any party hereto for any breach of any representation, warranty, or covenant contained in this Agreement or the operation of the Restaurants. The obligations of a party to indemnify any other party under Sections 14.1 and 14.2 shall survive until the third anniversary of the Closing Date, except that an indemnifying party's obligations shall continue as to any matter to which a claim identified as a claim for indemnification pursuant to this Agreement is submitted in writing to the indemnifying party prior to the third anniversary of the Closing Date.

     SECTION 15. BROKERS AND FINDERS. Each of the parties hereto represents and warrants to the other that it has not employed or retained any broker or finder in connection with the transactions contemplated by this Agreement nor has it had any dealings with any person which may entitle that person to a fee or commission from any other party hereto, except that Seller shall be responsible for and shall pay the fee of CNL Advisory Services in connection with the transaction contemplated hereby. Each of the parties shall indemnify and hold the other harmless for, from and against any claim, demand or damages whatsoever by virtue of any arrangement or commitment made by it with or to any person that may entitle such person to any fee or commission from the other parties to this Agreement.

     SECTION 16. NEW LEASES. Subject to the terms of the Subleases, as soon as practicable after the Closing Date, Buyer shall use its commercially reasonable efforts to enter into a new lease (a "New Lease") for each of the Leased Properties, such that Seller's Lease with respect to each of the Leased Properties shall be cancelled or terminated and Seller shall be released from all of its duties and obligations under such Lease immediately upon the effectiveness of the New Lease for such Leased Property.

     SECTION 17. TERMINATION.

          17.1 RIGHT TO TERMINATE. Notwithstanding anything to the contrary contained herein, this Agreement and the transactions contemplated hereby may be terminated:

               (a) at any time by written agreement among Seller and Buyer;


                                      17

               (b) by Seller, at any time after January 29, 2001, if the conditions precedent set forth in Section 10 are not satisfied or waived in writing by Seller;

               (c) by Buyer, at any time after January 29, 2001, if the conditions precedent set forth in Section 9 are not satisfied or waived in writing by Buyer;.

          17.2 REMEDIES. No party shall be limited to the termination right granted in Section 17.1 hereof by reason of the nonfulfillment of any condition precedent to such party's closing obligations or a breach of another party's representations and warranties, but may, in the alternative, elect to do one of the following:

               (a) Proceed to Closing despite the nonfulfillment of any condition precedent to its obligation to proceed to Closing, it being understood that consummation of the transactions contemplated herein shall not be deemed a waiver of a breach of any representation, warranty or covenant or of any party's rights and remedies with respect thereto.

               (b) Decline to proceed to Closing, terminate this Agreement as provided in Section 17.1, and thereafter seek damages as limited by, and only to the extent permitted in, Section 17.3.

          17.3 RIGHT TO DAMAGES.  If this Agreement is terminated pursuant to
Section 17.1, no party hereto shall have any liability or obligation to the other; provided, however, that each party shall remain liable for (a) any willful breach of any of such party's representations, warranties and covenants contained in this Agreement, and (b) any willful failure by such party to perform any of its obligations or agreements contained in this Agreement, in which case such party shall be liable for all of the other parties' out-of-pocket costs and expenses that were incurred in connection with the negotiations and preparation of this Agreement and all of the other documents related to the transactions contemplated by this Agreement, and those costs and expenses which are incurred by the other party in pursuing such rights and remedies (including reasonable attorneys' fees), in an amount not to exceed $25,000.

          17.4 RETURN OF DOCUMENTS ON TERMINATION. In the event of a termination, (i) Buyer agrees to return to Seller any and all documents and copies and extracts therefrom that Buyer obtained from Seller pursuant to this Agreement, and (ii) Seller agrees to return to Buyer any and all documents and copies and extracts therefrom that Seller obtained from Buyer pursuant to this Agreement.

     SECTION 18. GENERAL PROVISIONS.

          18.1 DEFINITION OF KNOWLEDGE. As used in this Agreement, (i) the term "knowledge" with respect to any natural person shall mean such person's actual knowledge, without inquiry, and (ii) the term "knowledge" with respect to any entity shall mean the actual knowledge, without inquiry, of such entity's executive officers, provided, however, that as to Seller "knowledge" shall not include any facts, information or other knowledge obtained by Principals in their respective capacities as executive officers and directors of Seller if such facts, information or other knowledge was not otherwise actually known by other executive officers of Seller.


                                     18

          18.2 NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received (i) when delivered against receipt; (ii) upon delivery by an overnight courier service or facsimile with confirmation of receipt; or (iii) upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

          If to Buyer:

          Mountain Range Restaurants, LLC
          c/o William Cox
          2601 North Val Vista Drive
          Mesa, Arizona 85213
          Phone: (480) 807-1617

          with a copy to:

          Squire, Sanders & Dempsey L.L.P.
          40 North Central Avenue
          Suite 2700
          Phoenix, Arizona 85004
          Attn: Cary B. Edgar, Esq.
          Phone: (602) 744-6215
          Fax: (602) 253-8129

          If to Seller:

          Phoenix Restaurant Group, Inc.
          7373 N. Scottsdale Road
          Suite D-120
          Scottsdale, Arizona 85253
          Attention:  President
          Re: Mountain Range Restaurants Transaction
          Fax: (480) 483-9592

         with a copy to:
         Greenberg Traurig, LLP
         One East Camelback Road
         Phoenix, Arizona 85012
         Attention:  Robert S. Kant, Esq.
         Phone: (602) 263-2606
         Fax: (602) 263-2350

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.


                                     19

         18.3 CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as Seller and Buyer mutually agree upon. Unless consented to by the other party in advance, each of the parties to this Agreement shall, and shall cause its respective officers, directors, shareholders, members, managers, employees, partners, affiliates, accountants, counsel, and other authorized representatives to keep this Agreement strictly confidential and shall not make any disclosure of the contents of this Agreement or any information obtained from the other parties hereto in connection with the transactions contemplated hereby to any person except to the extent (a) required to comply with the terms of this Agreement; (b) reasonably necessary to enable Buyer to obtain the financing contemplated herein or to conduct its due diligence as contemplated herein; (c) the disclosing party can establish that such information has become publicly available other than as a result of a breach of this Agreement or any other agreement between the parties hereto;
(d) disclosure is required in any judicial or administrative proceedings, pursuant to court order or decree or applicable law, or by any governmental or regulatory authority, provided that the party required to make such disclosure shall give the other party notice of such request as promptly as practicable and shall use its good faith efforts to obtain reasonable assurance that confidential treatment will be accorded to such information. Notwithstanding the foregoing, however, Seller may make any public disclosure that it believes in its good faith to be required by applicable law or the regulations of the Securities and Exchange Commission or the American Stock Exchange.

          18.4 BINDING NATURE OF AGREEMENT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other party hereto. Nothing in this Agreement is intended to confer any rights or benefits to any third party.

         18.5 EXHIBITS AND SCHEDULES; ENTIRE AGREEMENT. All Exhibits and Schedules referred to herein or attached hereto are hereby incorporated by reference into, and made a part of, this Agreement. This Agreement, together with the Exhibits and Schedules hereto, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

          18.6 CONTROLLING LAW. THIS AGREEMENT AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT, SHALL BE GOVERNED BY AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA, NOTWITHSTANDING ANY ARIZONA OR OTHER CONFLICT-OF-LAW PROVISIONS TO THE CONTRARY.

          18.7 INDULGENCES, NOT WAIVERS. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as


                                    20

a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

          18.8 ATTORNEYS' FEES. The party prevailing in any legal proceeding hereunder shall be entitled to recover from the other party or parties all costs, expenses and attorneys' fees incurred in connection with the enforcement of its rights and remedies. For the purpose of this Section 18.8 the "prevailing party" shall mean, in the case of the claimant, one who is successful in obtaining substantially all of the relief sought, and in the case of a defendant or respondent, one who is successful in denying substantially all of the relief sought by a claimant.

          18.9 COSTS AND EXPENSES. Seller shall be responsible for and shall pay all costs and expenses related to the assignment of the Franchise Agreements, payments to lessors of any of the Purchased Assets in connection with the assignment of such leases, or costs and expenses related to the transactions contemplated by the Lease Assignments/Subleases. Buyer shall be responsible for and shall pay all costs and expenses related to obtaining any title insurance policy or environmental reports desired by Buyer or its lenders in connection with this Agreement or the Lease Assignments/Subleases. Except as set forth in the preceding sentence and Section 17.3, each party shall bear its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement, the obtaining of necessary approvals thereof, and the Closing under this Agreement and all matters incident thereto, including fees and expenses of counsel, accountants, investment bankers, and other experts.

          18.10 TITLES NOT TO AFFECT INTERPRETATION. The titles of sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

          18.11 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Any photographic or xerographic copy of this Agreement, with all signatures reproduced on one or more sets of signature pages, shall be considered for all purposes as of it were an executed counterpart of this Agreement.

          18.12 PROVISIONS SEPARABLE. The provisions of this Agreement are independent and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

          18.13 NUMBER OF DAYS. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and bank holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or bank holiday,


                                    21

then the final day shall be deemed to be the next day which is not a Saturday, Sunday or bank holiday.

          18.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          18.15 CONSTRUCTION. The parties hereto acknowledge that each party was represented by legal counsel (or had the opportunity to be represented by legal counsel) in connection with this Agreement and that each of them and its counsel have reviewed and revised this Agreement, or have had an opportunity to do so, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or any Exhibits or Schedules hereto or thereto.

          18.16 HART-SCOTT-RODINO.  Buyer and Seller assert they have  each
investigated the   requirements under the Hart-Scott-Rodino Antitrust
Improvements Act of 1976 (the "HSR Act") and agree that no HSR Act filings are required for this transaction.

          [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]



                                     22

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

BUYER:                                       SELLER:

MOUNTAIN RANGE RESTAURANTS                   PHOENIX RESTAURANT GROUP, INC.,
LLC, an Arizona limited liability company    a Georgia corporation


/s/ William Cox                              /s/ W. Craig Barber
-----------------------------------------    -------------------------------
By: William Cox                              By: W. Craig Barber
   --------------------------------------       ----------------------------
Its: Manager                                 Its: President
    -------------------------------------        ---------------------------





                                      23

                                  SCHEDULE A

        UNIT    ADDRESS
        ----    -------
1.      6638    4310 Yellowstone Avenue, Chubbock, Idaho
2.      6639    2580 Airport Way, Boise, Idaho
3.      6640    607 Nampa Boulevard, Nampa, Idaho
4.      6753    76 Goodfellow, Ontario, Oregon
5.      6787    950 Lindsay Boulevard, Idaho Falls, Idaho
6.      6708    991 North 400 West, Layton, Utah
7.      6709    3500 S. 2222 West, West Valley City, Utah
8.      6710    2341 West Main Street, Tremonton, Utah
9.      6712    2487 S. 800 West, Woods Cross, Utah
10.     6739    10670 S. 300 West, South Jordan, Utah
11.     6835    989 North Highway 191, Moab, Utah
12.     6867    255 N. 1100 West, Cedar City, Utah
13.     6306    825 South 48th Street, Tempe, Arizona
14.     6320    2120 East Cactus Road, Phoenix, Arizona
15.     6348    9160 East Indian Bend Road, Scottsdale, Arizona
16.     6556    1401 North 7th Avenue, Phoenix, Arizona
17.     6619    8131 West Bell Road, Peoria, Arizona
18.     6644    1994 Baseline Road, Tempe, Arizona
19.     6648    1330 South Power Road, Mesa, Arizona
20.     6758    1218 Litchfield, Goodyear, Arizona
21.     7025    650 North Scottsdale Road, Tempe, Arizona
22.     6309    8801 North 7th Street, Phoenix, Arizona
23.     6356    10614 North 43rd Street, Glendale, Arizona
24.     6357    8738 NW Grand Avenue, Peoria, Arizona




                 Exhibits Omitted Due to Immateriality